SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 6, 2004

Wells Real Estate Fund XIV, L.P.

(Exact name of registrant as specified in its charter)

Georgia	0-30287	01-0748981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia 30092-3365

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

August 6, 2004

Re: Quarterly distribution update for Wells Real Estate Fund XIV

Dear Wells Fund XIV Investor:

At Wells Real Estate Funds, our goal is to provide our investors with the highest level of service possible. As stewards of your investment, we are providing you with a distribution update on your Wells Limited Partnership investment.

The Setzler Parkway acquisition was the highlight for the Fund in the first quarter 2004. This high-quality industrial asset enjoys a prime location in the greater Minneapolis market, and we believe represents an excellent addition to the portfolio. Our focus in the near term is to continue to identify high-quality core assets for acquisition that will provide diversification to the existing assets.

The second quarter 2004 operating distributions to the Cash Preferred unit holders were 6.75%, consistent with the distribution rate for the prior quarter. The General Partners anticipate that operating distributions may decline in the near term, depending on the timing of new acquisitions. No operating distributions have been made to the investors holding Tax Preferred units or to the General Partners in line with the partnership agreement.

Form 10-Q for the second quarter 2004 (which includes a complete Fund update) will be available to you online at www.wellsref.com within a few weeks. Ongoing information regarding Fund XIV activities also is available to you on the same Web site.

Should you have any questions regarding Fund XIV, please don’t hesitate to contact the Wells Investor Services Department at 800-557-4830. For your convenience, the Wells Investor Services Department is available Monday through Thursday from 8:15 a.m. until 7:30 p.m. (ET), and Friday from 8:15 a.m. until 5:30 p.m. (ET). Please take comfort in knowing your calls will always be answered by a live voice at Wells — not an automated system — during our regular support hours at our corporate office in Atlanta, Georgia. You also may contact an Investor Services Specialist via e-mail at investorservices@wellsref.com.

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Our ongoing priority at Wells Real Estate Funds is to provide you with unparalleled customer service, and we thank you for allowing us to serve your financial needs, now and in the future.

Sincerely,

Richard Scott

Vice President

Investor Relations

cc: Financial Consultant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND XIV, L.P.
(Registrant)

By:	Wells Capital, Inc.
General Partner

	By:	/s/ Leo F. Wells, III
Leo F. Wells, III
President

By:	/s/ Leo F. Wells, III
Leo F. Wells, III
General Partner

Date: August 6, 2004

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